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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                   COHR INC.

                                       AT

               $5.375 NET PER SHARE (OR UNDER SOME CIRCUMSTANCES,
                             $6.375 NET PER SHARE)

                                       BY

                          TCF ACQUISITION CORPORATION
                                 WHICH IS OWNED

                                       BY

                         THREE CITIES FUND II, L.P. AND
                         THREE CITIES OFFSHORE II C.V.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, FEBRUARY 3, 1999, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated January 4, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (the terms and conditions of which, together with any supplements or amendments thereto, collectively constitute the "Offer") relating to the offer by TCF Acquisition Corporation, a Delaware corporation (the "Purchaser") which is currently owned by Three Cities Fund II, L.P., a Delaware limited partnership, and Three Cities Offshore II C.V., a Netherlands Antilles partnership, to purchase all outstanding shares of common stock, par value $.01 per share (together with the associated preferred stock purchase rights the "Shares"), of COHR Inc., a Delaware corporation (the "Company"), at a price of $5.375 per Share (or under some circumstances, $6.375), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to have us tender, on your behalf, any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

          Please note the following:

          1. The Offer Price is $5.375 per Share, net to you in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer Price will be increased by $1.00 per Share if pending Stockholder Suits (as defined in the Offer to Purchase) against the Company are settled on a basis which will not require the Company to pay more
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     than $3.0 million, net of insurance proceeds. If the Offer Price is increased (i) the increased amount will be paid to all stockholders who tender Common Shares, including those who tender Shares before the Stockholder Suits are settled, and (ii) the Purchaser will extend the Expiration Time until at least 10 business days after it publicly announces the increased Offer Price.

          2. The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares.

          3.  The Offer is being made for all outstanding Shares.

          4. If, after the Purchaser purchases all the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser, the Three Cities Funds and any other stockholders of the Purchaser own at least 85% of the outstanding Common Shares, the Purchaser and its stockholders will take all steps in their power (including voting their Common Shares) to cause the Purchaser to be merged with the Company (the "Merger") in a transaction in which the stockholders of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company), and the other stockholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular stockholders elect to exercise statutory rights to demand appraisal of their Common Shares). If, after the Purchaser purchases all the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser and its stockholders do not own at least 85% of the outstanding Shares, the Purchaser will not cause the Merger to take place and will not for at least three years engage in any other business combination with the Company unless the business combination is approved by the Company's Board of Directors and by holders of at least 66 2/3% of the Shares the Purchaser and its affiliates do not own.

          5. The Offer is conditioned upon, among other things, (1) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and (2) the satisfaction or waiver of certain conditions to the obligations of the Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement. The Offer is not conditioned on a minimum number of Shares being tendered in the Offer, nor is it conditioned on the Purchaser's obtaining financing or on there being no material adverse change regarding the Company while the Offer is pending.

          6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

          7. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on February 3, 1999, unless the Offer is extended in accordance with the terms of the Merger Agreement. At the Company's request, the Purchaser will extend the Offer by up to 120 days (and, under some circumstances, up to 210 days) to permit the Stockholder Suits to be settled and the settlement to receive preliminary Court approval.

     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by IBJ Schroder Bank & Trust Company (the

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"Depositary") of (a) Share Certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares) into the account maintained by the Depositary at the Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 9 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or Book Entry
Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                   COHR INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 4, 1999, and the related Letter of Transmittal in connection with the offer by TCF Acquisition Corporation, a Delaware corporation (the "Purchaser") which is currently owned by Three Cities Fund II, L.P., a Delaware corporation, and Three Cities Offshore II C.V., a Netherlands Antilles partnership, to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of COHR Inc., a Delaware corporation.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered:                     Date:
                                 ------------------        ---------------------

SIGN HERE

Signature(s)
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Print Address(es)
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Area Code and Telephone Number(s)
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Taxpayer Identification
or Social Security Numbers(s)
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